Exhibit 10.3

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Thomas E. Hale (“Employee”) and Momentive Global Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee signed the Company’s Employee Proprietary Information and Inventions Agreement and the Company’s Arbitration Agreement dated as of July 21, 2016 (the “Confidentiality Agreement”);

WHEREAS, Employee signed a confirmatory employment letter with the Company dated September 10, 2018 (the “Employment Letter”);

WHEREAS, Employee signed a Change in Control and Severance Agreement with the Company, effective as of November 1, 2018 (the “Change in Control Severance Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements granted as of August 29, 2016, March 5, 2018, February 15, 2019, February 18, 2020 and February 16, 2021, pursuant to which Employee was granted the option to purchase shares of the Company’s common stock (each such grant, an “Option” and together, the “Options”), have entered into Restricted Stock Unit Award Agreements granted as of August 29, 2016, March 5, 2018, February 15, 2019 and February 2020, granting Employee the right to receive an award of restricted stock units (each such award, an “RSU Award” and together, the “RSU Awards”), and have entered into a Restricted Stock Award Agreement granted as of February 16, 2021, granting Employee restricted stock (the “RSA Award”), each subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) or the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan” and each, a “Plan” and collectively, the “Plans”), and the terms and conditions of the Stock Option Agreement, the Restricted Stock Unit Award Agreement, or the Restricted Stock Award Agreement as applicable, related to the award (collectively with the Plans, “Stock Agreements”);

WHEREAS, Employee’s employment with the Company is expected to terminate effective no later than February 28, 2022 (the “Planned Separation Date” and Employee’s actual employment termination date, the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.
Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions, and provided that Employee does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a.
Payment. The Company agrees to pay Employee a lump sum equal to $119,521.80, to be made within ten (10) business days after the Effective Date of this Agreement. This payment is comprised of the following:

i.
Salary. One (1) month of Employee’s base salary.

ii.
Bonus Payment. The Parties acknowledge and agree that Employee is not entitled to any bonus payment for the 2022 calendar year. As consideration for Employee entering into this Agreement, the Company will pay Employee two (2) months of Employee’s target bonus.

iii.
Healthcare Cost Defraying Amount. Funds intended to defray costs associated with continued healthcare coverage for Employee and Employee’s eligible dependents; however, Employee may use such funds in any manner Employee sees fit.

b.
Consulting Agreement. The Company agrees to retain Employee to perform transition services for the Company as a consultant, in which role Employee shall provide ad hoc consulting services to the Company as an independent contractor, between the Separation Date and December 31, 2022 (the “Planned Consulting Period End Date” and the actual date the Consulting Period ends, the “Consulting Period End Date”), pursuant to the terms of the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”) (such period during which the Consulting Agreement is in effect and hasn’t been terminated, the “Consulting Period”). If, during the Consulting Period, the Company signs a definitive agreement governing a transaction that would result in a Change in Control (as defined in the Change in Control Severance Agreement) if consummated (the “Potential Change in Control”), and such definitive agreement remains in effect as of the Planned Consulting Period End Date, but the Potential Change in Control has not been consummated by the Planned Consulting Period End Date, the Planned Consulting Period End Date will automatically be extended until to the first to occur of (i) the consummation of the Potential Change in Control, (ii) the date the potential acquiror terminates the definitive agreement governing the Potential Change in Control, or (iii) the date the definitive agreement governing the Potential Change in Control expires pursuant to its terms. Nothing in this Agreement or the Consulting Agreement pertaining to Employee’s anticipated role as a consultant shall in any way be construed to constitute Employee as a continuing agent, officer, executive, or representative of the Company after the Separation Date, but Employee shall perform the services under the Consulting Agreement solely as an independent contractor.

c.
Change in Control Payments/Vesting Acceleration. The Parties agree that (i) if a Change in Control occurs during the Consulting Period, and upon or following the Change in Control, the Company (or any successor to the Company) terminates the Consulting Agreement prior to the Planned Consulting Period End Date for any reason, or (ii) if a Change in Control or a Potential Change in Control occurs during the Consulting Period and Employee continues to provide consulting service pursuant to the Consulting Agreement through the Planned Consulting Period End Date, and, in either event, provided Employee executes the Supplemental Release Agreement as set forth in Section 1.e., then the Company (or any successor) agrees to pay Employee a lump sum equal to $395,971.80, less applicable withholdings (the “Change in Control Payment”). This payment will be made to Employee within ten (10) business days after the Supplemental Release Effective Date. In addition, provided Employee executes the Supplemental Release Agreement as set forth in Section 1.e., Employee will receive accelerated vesting (and exercisability, as applicable) of Employee’s then-outstanding Company equity awards with respect to 100% of the then-unvested shares subject to each of the Employee’s then-outstanding Company equity awards, unless otherwise specified in the applicable equity award agreement governing such award (the “Vesting Acceleration”), with such Vesting Acceleration to occur as of the Supplemental Release Effective Date. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels. For purposes of clarification, if a Change in Control or Potential Change in Control does not occur prior to the Planned Consulting Period End Date, then Employee will not receive the Change in Control Payment or Vesting Acceleration, but may be eligible to receive the Supplemental Release Consideration. Further, if Employee voluntarily terminates his services under the Consulting Agreement prior to the Planned Consulting Period End Date, Employee will not receive the Change in Control Payment or Vesting Acceleration.

d.
Supplemental Release Consideration. If Employee (i) remains employed with the Company through the Planned Separation Date, (ii) provides consulting services through the Planned Consulting Period End Date and a Change in Control or Potential Change in Control does not occur prior to the Planned Consulting Period End Date, and (iii) executes the Supplemental Release Agreement as set forth in Section 1.e., then the Company agrees to pay Employee a lump sum equal to $395,971.80, less applicable withholdings (the “Supplemental Release Consideration”). For purposes of clarification, if Employee’s services under the Consulting Agreement are terminated by Employee for any reason or by the Company for the Specified Reasons (as defined below) prior to the Planned Consulting Period End Date, Employee will not receive the Supplemental Release Consideration, but, depending upon the circumstances of the termination, may be eligible to receive the Change in Control Payment and Vesting Acceleration. The “Specified Reasons” mean the occurrence of any of the following: (i) the Employee’s willful act (or failure to act) that causes material and demonstrable injury, monetarily, reputationally or otherwise, to the Company or its affiliates, (ii) the Employee’s indictment for, conviction of, or a plea of guilty or nolo contendere to, a crime constituting (A) a felony (or similar crime outside the United States) or (B) a misdemeanor (or similar crime outside the United States) involving moral turpitude; (iii) the Employee’s willful and material breach of a provision of this Agreement or the Consulting Agreement, of any of the Company’s written code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company, in each case that is reasonably expected to have a material and demonstrable impact on the Company; or (iv) Employee becomes employed by a direct competitor of the Company. For purposes of this Agreement, an act (or failure to act) will only be considered “willful” if done (or failed to be done) by the Employee intentionally and in bad faith.

e.
Supplemental Release Agreement. In exchange for the Change in Control Payment, Vesting Acceleration or Supplemental Release Consideration, as applicable, Employee agrees to execute, within five (5) business days following the Consulting Period End Date or the Planned Consulting Period End Date, as applicable, the Supplemental Release attached hereto as Exhibit B, which agreement will serve to cover the time period from the Effective Date of this Agreement through the Supplemental Release Effective Date; provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that become applicable prior to the Consulting Period End Date. Employee understands and agrees that Employee will only be entitled to the consideration set forth in Section 1.c. or Section 1.d. if Employee executes the Supplemental Release within the time allotted in this Section 1.e. and does not revoke that agreement. If Employee fails to sign this Agreement or revokes his signature, the Company will not pay the Change in Control Payment or the Supplemental Release Consideration and Employee will not receive the Vesting Acceleration.

f.
General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2.
At-Will Employment. Employee acknowledges that unless terminated sooner, Employee’s employment with the Company will terminate on the Planned Separation Date. Employee acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Employee’s employment with the Company. Accordingly, Employee’s employment with the Company may be terminated at any time, with or without cause or for any or no reason, at Employee’ s option or at the option of the Company, with or without notice, whether on or before the Planned Separation Date.

3.
Stock. The Parties agree that Employee will continue to serve as a Service Provider (as defined in the 2018 Plan) or continue to provide services for purposes of the 2011 Plan during the Consulting Period, and shall continue to vest during the Consulting Period subject to the terms and conditions of the applicable Stock Agreements and the applicable Plan. The Parties agree that for purposes of determining the number of shares of the Company’s common stock that have vested under the Options, RSU Awards or RSA Award, Employee will be considered to have vested only up to the date Employee ceases to provide services pursuant to the Consulting Agreement. Each Option, RSU Award, RSA Award and the shares subject thereto shall continue to be governed by the terms and conditions of the applicable Stock Agreements.

4.
Benefits. Employee’s health insurance benefits shall cease on the last day of the month that includes the Separation Date, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, will cease as of the Separation Date.

5.
Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, equity awards, vesting, and any and all other benefits and compensation due to Employee.

6.
Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

h. any and all claims of benefits payable pursuant to the Change in Control Severance Agreement; and

i. any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits. Employee acknowledges that Employee’s continued employment through the Planned Separation Date (subject to the at-will provision in Section 2 above) is not contingent on Employee’s execution of this Agreement, and the Company is not requiring Employee to execute this Agreement in exchange for a raise or bonus or as a condition of continued employment. Prior to entering into this Agreement, the Parties had already mutually agreed on the Planned Separation Date, and Employee would be eligible for continued employment through the Planned Separation Date (subject to the at-will provision in Section 2 above) regardless of whether Employee signs this Agreement.

7.
Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement;

(d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

8.
California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

9.
No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.
Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.
Confidentiality. Subject to the Protected Activity Not Prohibited section, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

12.
Trade Secrets and Confidential Information/Company Property. Employee acknowledges that, separate from this Agreement, Employee remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes Employee’s certification that Employee agrees to return all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s service relationship with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company, no later than Employee’s last day of service with the Company.

13.
No Cooperation. Subject to the Protected Activity Not Prohibited section, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

14.
Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.
Nondisparagement. Subject to the Protected Activity Not Prohibited section, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

16.
Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

17.
No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

18.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19.
ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR

PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SAN MATEO COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

20.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

21.
Section 409A. It is intended that none of the payments or benefits under this Agreement will constitute deferred compensation under Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”), but rather such payments and benefits will be exempt from, or if not exempt from will comply with, Section 409A so that none of the payments to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted in such manner. Each payment and benefit to be paid or provided under this Agreement or otherwise is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding the foregoing, if and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, any payments or benefits deemed to be separation-related deferred compensation (within the meaning of Section 409A), whether under this Agreement or any other arrangement, payable to Employee will be delayed until the date that is six (6) months and one (1) day following Employee’s separation from service (within the meaning of Section 409A), except that in the event of Employee’s death, any such delayed payments will be paid as soon as practicable after the date of Employee’s death, and in each case all subsequent payments and benefits will be payable in accordance with the payment schedule applicable to such payment or benefit. The Parties will work together in good faith to consider either (i) amendments to this Agreement, or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. In no event will Employee have discretion to determine the taxable year of payment of any separation-related payments.
22.
Limitation on Payments.

a. Reduction of Severance Benefits. If any payment or benefit that Employee would receive from the Company (or any successor) or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment, or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Employee have any discretion with respect to the ordering of Payment reductions. Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Employee will not be reimbursed, indemnified, or held harmless by the Company (or any successor) for any of those payments of personal tax liability.

b. Determination of Excise Tax Liability. Unless the Parties otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 22, which determinations will be conclusive and binding upon the Parties for all purposes. For purposes of making the calculations required by this Section 22, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Parties will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 22. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 22. The Company will have no liability to Employee for the determinations of the Firm.

23.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24.
No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

25.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

26.
Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

27.
Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Employment Letter and the Change in Control Severance Agreement, with the exception of the Confidentiality Agreement and the Stock Agreements.

28.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

29.
Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA.

30.
Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

31.
Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

32.
Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

a) Employee has read this Agreement;

b) Employee has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of Employee’s own choice or has elected not to retain an attorney;

c) Employee understands the terms and consequences of this Agreement and of the releases it contains;

d) Employee is fully aware of the legal and binding effect of this Agreement; and

e) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THOMAS E. HALE, an individual

/s/ Thomas E. Halex

Signed

Dated: February 27, 2022

MOMENTIVE GLOBAL INC.

By /s/ Rebecca Cantieri

Chief People Officer

Dated: February 27, 2022